Exhibit 99.1
January 17, 2006
Mr. William S. Hummers, III
12 Windy Court
Greenville, South Carolina 29615
Re:      Termination of Employment and Severance Agreement
Dear Bill:
     This letter confirms our agreement, effective November 1, 2005, as to the terms and conditions of the termination of your employment with The South Financial Group, Inc. (“Corporation”), which will be effective on or before December 31, 2006. This letter supercedes our letter agreement dated December 30, 2005 and is intended to clarify the intent of the parties. Effective November 1, 2005, you agree that you will work your usual fulltime schedule as Chief Risk and Administrative Officer through December 31, 2006, unless the Corporation elects to terminate your employment earlier, without notice.
     Notwithstanding any other provision of this letter agreement or your Noncompetition, Severance and Employment Agreement dated October 13, 2000, during the time from November 1, 2005 until December 31, 2005, the Corporation agrees to continue to pay your full salary at the rate of $350,000 per annum and, during the time from January 1, 2006 until December 31, 2006 at the rate of $367,500 per annum, subject to applicable withholdings and benefits. Your salary will be paid in specific periodic installments coinciding with the Corporation’s applicable payroll procedures. Such salary payments will continue to be paid to you or your personal representative in the event of your termination of employment prior to December 31, 2006. Your salary payments will continue until December 31, 2006, notwithstanding the reason for your termination of employment or your actual date of termination.
     During the time from November 1, 2005 until your last day of employment with the Corporation, which shall be no later than December 31, 2006 (“Supplemental Term”), you shall also continue to be eligible for or receive the following benefits:
1.	Annual Incentive Bonus. The Board may pay you an annual incentive cash bonus in accordance with the terms of the Short Term Incentive Compensation Plan.

2.	Long Term Incentive Compensation Plan. The Board may pay you long term incentive cash bonuses in accordance with the Long Term Incentive Compensation Plan.

3.	Supplemental Executive Benefit Plan. You shall be entitled to continue to participate in your South Financial Group Supplemental Executive Benefit Plan dated July 15, 2003.

4.	Car Allowance. You shall continue to receive an annual car allowance of $26,280.

5.	Club Dues. The Corporation shall reimburse you in the amount of $4,680 per year for dues relating to country club and business clubs.

Mr. William S. Hummers, III
January 17, 2006

6.	Personal Tax Advisory Services. The Corporation shall reimburse you for up to $500 per year for personal tax advisory services.

7.	Life Insurance. The Corporation will continue to provide a $2,000,000 term life insurance policy for you.

8.	Deferred Compensation Plan. The Corporation will continue to contribute $27,800 per year into your account in the Deferred Compensation Plan.

9.	Disability Insurance. The Corporation will contribute $7,500 per year into your account in the Deferred Compensation Plan in lieu of an individual disability insurance policy.

10.	Split Dollar Agreement. You shall continue to maintain your “Executive’s Interest” in the Split Dollar Insurance Agreement, Policy No. 85998047 issued by Great West & Annuity Life Insurance Company.

11.	Other Benefits. You shall be entitled to participate in all other benefits accorded general Corporation employees.
     In addition, we have agreed that you are entitled to receive the following benefits as provided below:
1.	Severance Benefits. You shall be paid a lump sum severance benefit of $2,395,435 on the date that is six months after your last day of employment with the Corporation. However, in the event of your death before this severance benefit is paid out, the Corporation shall pay this severance benefit to your surviving spouse; or, in the event you do not have a surviving spouse at the time of your death, the Corporation shall pay this severance benefit to your estate. Such severance benefit will be payable to you, your surviving spouse, or your estate notwithstanding the reason for your termination of employment. The entitlement to severance benefits under this paragraph does not require performance of services to the Corporation subsequent to November 1, 2005. The amount of this severance benefit represents an amount equal to three and one half (3.5) times the sum of:
a.	your annual salary of $367,500;

b.	your average bonus over the last three years of $216,667;

c.	the value of the employer match in the 401(k) Plan that you received in 2005 of $12,600;

d.	an amount equal to your annual share of the average employer contributions made to the Employee Stock Ownership Plan in the last three years of $2,470;

e.	the annual amount the Corporation contributes toward term life insurance on your behalf ($14,700);

f.	the annual amount the Corporation contributes to the Deferred Compensation Plan on your behalf in lieu of a split dollar life insurance policy and a supplemental disability insurance policy ($35,300);

g.	the annual amount the Corporation contributes toward your long term care insurance policy ($3,713);

h.	the amount of your annual car allowance ($26,280);

Mr. William S. Hummers, III
January 17, 2006

i.	the annual amount the Corporation pays for your country club and business club dues ($4,680); and

j.	the annual amount the Corporation pays for your tax assistance ($500).
Notwithstanding the foregoing, the amount of your lump sum payment may be adjusted upward in the event that your annual salary, average bonus amount, or the amounts of any of the other benefits listed in this paragraph are increased during the Supplemental Term. The lump sum amount you will be entitled to shall equal 3.5 times the sum of the amounts as of your last day of employment with the Corporation for each of the benefits listed in subparts 1(a) through (j) above.

2.	Deferred Compensation Plan. You will be fully vested in your account balance as of December 31, 2006.

3.	Medical, Dental, and Vision Benefits. The Corporation will continue to provide your health, dental, and vision benefits under its plans through your last day of employment with the Corporation. As of that date you will have the customary continuation rights under COBRA which include the option of continuing health and dental coverage. A COBRA letter will be mailed to your home shortly after your last day of employment with the Corporation. If you elect COBRA continuation coverage, the Corporation shall pay the COBRA premium for single coverage for up to eighteen months following your last day of employment with the Corporation, or until you cease to be eligible for COBRA coverage, which ever occurs first. You will be responsible for any additional COBRA coverage premiums that may apply.

4.	Stock Options and Restricted Stock. You will be fully vested in all of the stock options and restricted stock granted to you by the Corporation through the date of your termination of employment if you remain employed with the Corporation through December 31, 2006 or if earlier, the date the Corporation elects to terminate your employment. After the date of your termination of employment, you must exercise all of your stock options under the terms of the plan or grant for such options.

5.	SERP. You are 100% vested in your accrued annual early retirement benefit under The South Financial Group Supplemental Executive Benefit Agreement (“SERP”). Such annual benefit will be paid to you in accordance with the Early Retirement Benefit provisions of the SERP, subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

6.	Split Dollar Life Insurance Policy. You shall continue to maintain your “Executive’s Interest” in the Split Dollar Insurance Agreement, Policy No. 85998047 issued by Great West & Annuity Life Insurance Company, subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

7.	Other Welfare Plan Benefits. Your coverage under all other benefit plans will end as of your last day of employment with the Corporation.

Mr. William S. Hummers, III
January 17, 2006

     For the consideration provided above, you agree that for a period of two (2) years after your last day of employment with the Corporation (“Noncompete Period”), you shall not enter into an employment relationship or a consulting arrangement, either directly or indirectly, with any other federally insured depository institution headquarter or having a physical presence in the State of South Carolina, or any county in the States of Florida or North Carolina in which the Corporation or its affiliates has a physical presence or conducts business operations (hereinafter called a “competitor”). The obligations contained in this paragraph shall not prohibit you from being an owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation. During the Noncompete Period, you shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Corporation to leave the employ of the Corporation, including but not limited to a competitor, or in any way interfere with the relationship between Corporation and any employee thereof, (ii) hire any person who was an employee or any subsidiary at any time during the time that you were employed by the Corporation, or (iii) induce or attempt to induce any customer, supplier, or other entity in a business relation with the Corporation to cease doing business with the Corporation, or in any way interfere with the relationship between any such customer, supplier, or business relation and Corporation or do business with a competitor.
     You agree that you will not make disparaging comments about the Corporation, any of its wholly owned subsidiaries, parent companies or other affiliated entities or any of its officers, directors, employees, agents, servants or representatives or engage in any conduct that causes an unfair business disadvantage to the Corporation.
     This is a complete agreement between you and the Corporation and supercedes any and all other agreements, whether written or oral (including without limitation, your rights under the Employment Agreement). Should any provision of this Agreement be declared or be determined by any court to be unenforceable or invalid, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the unenforceable or invalid part, term or provision shall be deemed modified to eliminate the invalid part, and, as so modified, such part, term or provision shall be deemed a part of this Agreement as though originally contained herein. Each party also agrees that, without receiving further consideration, such party will sign and deliver such documents and do anything else that is necessary in the future to make the provisions of this Agreement effective.
     The Noncompetition, Severance and Employment Agreement between the Corporation and you, dated October, 13, 2002 (“Employment Agreement”) shall remain in full force and effect through your last day of employment with the Corporation except as indicated and modified above.
     You agree that the consideration you receive under this contract is greater than amounts you would have been entitled to under the Employment Agreement with The South Financial Group, Inc., The South Financial Group, Inc. Severance Pay Plan, and any other source or

Mr. William S. Hummers, III
January 17, 2006

agreement with the Corporation. In return for the above-described benefits, you agree unconditionally to release and discharge forever the Corporation, its officers, directors, agents, employees, successors, assigns, subsidiaries, parent companies, affiliates, and owners (hereafter collectively referenced as “Employer”) from any and all claims or demands whatsoever, known or unknown, which you may have against the Employer, arising out of or in connection with your employment with and termination from the Employer, including any and all claims under any laws, statutes, or regulations of the United States, any State of the United States, or any political subdivision thereof, including those arising in tort, contract, or any other theory at common law or based on any statute, Equal Pay Act of 1963, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Americans with Disabilities Act. This release specifically excludes any rights or claims which may arise after you sign this Agreement.
     This full and complete release will bind you, your heirs, personal representatives, and assigns. This release will survive all other aspects of this Agreement. This is a complete and final release of all claims, which you may have against the Corporation.
     You have the right to consult with an attorney before signing this letter, and we urge you to do so if you have any reservations.
     You will have twenty-one (21) days after the date on which you receive this letter to sign and return it to the Employer. If you sign this letter, you may revoke the release up to seven (7) days after signing and delivering it. This letter is not effective until this revocation period has expired.
     We appreciate your services to The South Financial Group, Inc. and wish you the best for the future. If you have any questions, please call me. Also, if you agree to the terms of this letter, please sign the acknowledgment below and return it to me.

Sincerely,

THE SOUTH FINANCIAL GROUP, INC.

By:	/s/ Mary A. Jeffrey

Title:	Executive Vice President
ACKNOWLEDGMENT
I agree to and accept the terms of this letter related to the termination of my employment.

January 17, 2006	/s/ William S. Hummers III

Date	William S. Hummers, III